Exhibit 99.1

Orbsat Corp Closes Private Placement

AVENTURA, FL – August 27, 2020 – Orbsat Corp (OTCQB: OSAT) (“Orbsat” or the “Company”), a global provider of communication solutions for connectivity to the world through next-generation satellite technology, today announced the closing of private placement of its securities. The Company raised gross proceeds of $933,000, before offering expenses, through sales of its 3-year 6% unsecured convertible promissory notes to accredited investors, including current and new shareholders.

The Company intends to use the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives including market expansion and personnel recruitment in North America.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional details regarding the private placement are included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2020.

About Orbsat Corp

Orbsat provides services and solutions to fulfill the rapidly growing global demand for satellite-based voice, high-speed data, tracking and IoT connectivity services. Building upon its long-term experience providing government, commercial, military and individual consumers with Mobile Satellite Services, Orbsat is positioned to capitalize on the significant opportunities being created by global investments in new and upgraded satellite networks. Orbsat’s US and European based subsidiaries, Orbital Satcom and Global Telesat Communications, have provided global satellite connectivity solutions to more than 35,000 customers located in over 160 countries across the world.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the expected use of proceeds from the private placement. These statements are based on management’s current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to the Company’s liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to the Company’s reliance on third parties, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Contact for Orbsat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net